Exhibit 99.1

Feel Golf Agrees to Acquire Pro Line Sports, Inc.

January 7, 2011

Monterey County, CA - Feel Golf Company today announced it has signed a purchase agreement to acquire Pro Line Sports, Inc of Sanford, FL. The Agreement shall close upon the completion of certain events including the closing of the arranged financing of the transaction.

“We are extremely pleased to be able to make this announcement to our shareholders,” stated Lee Miller, Chairman and CEO of Feel Golf.  “This transaction represents over six months of ongoing talks between the parties to ensure a smooth acquisition.  Pro Line Sports manufactures and distributes the #1 golf ball retrievers and other unique golf accessories in the golf industry and possesses an excellent reputation for quality and customer service.

This acquisition is part of our overall strategy to grow revenues and cash flow by acquiring other well managed sports companies under the Feel brand – known for products that are unique in its “outside the box” product designs with a mission to provide customers with a better golf game.

Upon completion of the acquisition of Pro Line Sports we anticipate our 2011 revenues should increase 3-fold to $ 2mm+ and the Company anticipates becoming profitable during 2011.”

“After many months of talks and meetings, we are very excited that we will become part of Feel’s overall brand’, stated Jim Light, President of Pro Line Sports.  “As a public company, Feel offers us many advantages we do not have as a private company.  While our business will remain the same, we now have additional quality Feel and Caldwell brand products we can offer to our customers.”  We believe there are many advantageous synergies for both companies by combining together versus operating independently.”

Upon completion of the acquisition, Feel Golf anticipates relocating its headquarters to Florida during 2011.  “We believe consolidating operations increases mutual synergies while significantly reduce operating costs. Florida also has tax advantages over California for the Company and employees,” stated Miller.

About Feel Golf Company
For more than 20 years, Feel Golf (OTCQB: FEEL is well known for its award-winning wedges, premium golf clubs and innovative, reverse taper golf grips.  Tour players worldwide have played Feel Golf's wedges and now the Full Release™ Grips because of their unique performance qualities and better feel. Visit www.feelgolf.net or call 877-934-7387.

Investor Relations Contact:
Andrew Barwicki
110 Wall St
NY, NY 10005
Tel:  516-662-9461
investorrelations@feelgolf.net

SAFE HARBOR STATEMENT
Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.